Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 21, 2017, relating to (1) the financial statements and financial statement schedules of China Lodging Group, Limited and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the translation of Renminbi amounts to U.S. dollar amounts for the convenience of the readers in the United States of America), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
October 26, 2017